SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [  ]

     Check the appropriate box:

     [  ]  Preliminary Proxy Statement  [  ]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

     [ X ]  Definitive Proxy Statement
     [   ]  Definitive Additional Materials
     [   ]  Soliciting Material Pursuant to Rule 14a-11( c ) or Rule 14a-12

                         REGAL - BELOIT CORPORATION
               (Name of Registrant as Specified In Its Charter)

                      _________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

     [ X ]  No fee required
     [   ]  Fee computed on the table below per Exchange Act Rules
            14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:
       2) Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
          0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       4) Proposed maximum aggregate value of transaction:
       5) Total fee paid:

     [   ]  Fee paid previously with preliminary materials.
     [   ]  Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
            Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
       2) Form, Schedule or Registration Statement No.:
       3) Filing Party:
       4) Date Filed:

                         REGAL-BELOIT CORPORATION
                  ---------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON APRIL 21, 1998


To the Shareholders of Regal-Beloit Corporation:

  Notice is hereby given that the Annual Meeting of Shareholders of Regal-Beloit Corporation, a Wisconsin Corporation (the "Company") will be held at the Company Headquarters, 200 State Street, Beloit, Wisconsin 53511-6254, on Tuesday, April 21, 1998, at 10:30 A.M. Central Daylight Time for the following purposes:

 1.  To elect three Class B Directors for a term of three years.

 2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1998.

 3.  To approve the Company's 1998 Stock Option Plan.

 4. To transact such other business as may properly come before the meeting or any adjournment thereof.


 The Board of Directors does not have plans to bring any other business before the meeting, and has not been advised that any other business will be brought before the meeting.

 Only shareholders of record at the close of business on February 27, 1998, are entitled to notice of and to vote at this meeting.

 To assure your representation at the meeting, you are urged to promptly complete, date, sign and return the enclosed proxy which is being solicited on behalf of the Board of Directors, whether or not you expect to attend the Annual Meeting in person. A return envelope is provided. You may revoke your proxy at any time prior to the voting thereof by written notice filed with the Secretary of the Company. If you attend the Annual Meeting in person, you may revoke your proxy at any time prior to the voting thereof, even if you already returned your proxy.

 A copy of the 1997 Annual Report of the Company accompanies this Notice and attached Proxy Statement.


                              By Order of the Board of Directors

                              /s/ Kenneth F. Kaplan
                              -------------------

                              Kenneth F. Kaplan
                              Vice President, Chief Financial Officer, Secretary REGAL-BELOIT CORPORATION








Beloit, Wisconsin
March 13, 1998

                          REGAL-BELOIT CORPORATION
                             200 STATE STREET
                       BELOIT, WISCONSIN  53511-6254
                        --------------------------



        PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 1998


                          SOLICITATION AND VOTING


  The enclosed proxy for the Annual Meeting of Shareholders (the "Annual Meeting") to be held April 21, 1998, and any and all adjournments thereof, is solicited on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to shareholders on or about March 13, 1998.

  The Company will bear the expense of this solicitation of proxies. It is expected that only solicitations by mail will be used, except that Directors, Officers or regular employees of the Company may solicit proxies personally, by telephone or by facsimile. The Company may pay brokers and other custodians, nominees and fiduciaries their reasonable expenses for sending proxy material to principals and obtaining their proxies.

  On December 31, 1997, the outstanding voting securities of Regal-Beloit Corporation consisted of 20,830,226 shares of $0.01 par value Common Stock, each share of which is entitled to one vote. Only shareholders of record at the close of business on February 27, 1998, will be entitled to vote at the meeting.

  A proxy may be revoked at any time prior to the voting thereof by notice in writing filed with the Secretary of the Company or by withdrawal in person at the registration desk at the Annual Meeting. Properly executed proxies will be voted as specified, unless revoked. In the absence of such specification(s), shares will be voted FOR the election of all three Class B nominees for the Board of Directors, FOR the ratification of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending
December 31, 1998, and FOR approval of the Company's 1998 Stock Option Plan (the "1998 Plan").

  A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

  If a quorum is present, Directors are elected by a plurality of the votes cast by the holders of Company Common Stock entitled to vote in the election at the Annual Meeting. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. An abstention or broker non-vote will have no effect on the election of directors under Wisconsin law. To approve the 1998 Plan, the affirmative vote of a majority of the shares present or represented and entitled to vote is required. Abstentions will have the effect of votes against the proposal to approve the 1998 Plan. Broker non-votes will have no effect on the outcome of the proposal. As to any other matter which properly comes before the meeting, approval is required by a majority of the shares represented at the meeting if a quorum of those shares is present. Abstentions in regard to such other matters will have the same effect as a negative vote. However, broker non-votes, which will not be counted as shares entitled to vote, will have no effect.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

  The current three-year term of the Class B Directors expires at the forthcoming Annual Meeting. Unless otherwise directed, proxies will be voted at the Annual Meeting for the election of nominees, John M. Eldred, John A. McKay, and G. Frederick Kasten, Jr. as Class B Directors for a three-year term until the 2001 annual shareholder meeting and until their successors are duly elected. All are currently serving as Directors. Management has no reason to believe that any of the foregoing nominees is not available or will not serve if elected, but if any of them should become so unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NAMED NOMINEE.

  The following sets forth certain information (furnished by them to the Company) concerning each nominee and each Director whose term of office continues after the Annual Meeting.

                                                                                            Beneficial Ownership of
                                                                                            Company Stock As of
                                                                                              December 31, 1997
                                                                                               ----------------

                                      Principal Occupation, Business             Director       Number of   Percent of
Name and Age                        Experience and Other Directorships            Since           Shares       Class
-------------------                 -----------------------------------         ----------     ------------ -----------
Nominees for Election:
Class B Directors
Term Expires in 2001:

JOHN M. ELDRED - 67              President, The First National Bank & Trust       1965            46,828        *
    (1) (3)                      Company of Beloit; Director, The First
                                 National Bank & Trust Company of Beloit.

JOHN A. MCKAY - 64               Former President & COO, Harnischfeger            1992             9,904        *
    (2)                          Industries, Inc.; former Chairman and
                                 CEO,  Beloit Corporation; Director,
                                 Sandusky International  Inc., The First
                                 National Bank & Trust Company of Beloit.

G. FREDERICK KASTEN, JR. - 58    Chairman & CEO, Robert W. Baird & Co., Inc.,     1995            34,288        *
    (2)                          Director, Robert W. Baird & Co., Inc.

Directors Continuing in Office:
Class C Directors
Term Expires in 1999:

J. REED COLEMAN - 64             Chairman, Madison-Kipp Corporation;              1981            71,054        *
     (1)                         Director, Madison-Kipp Corporation,
                                 Xeruca Corp., Lunar Corporation and
                                 NIBCO, Inc.


                                                                                            Beneficial Ownership of
                                                                                             Company Stock As of
                                                                                              December 31, 1997
                                                                                            ------------------------
                                      Principal Occupation, Business              Director        Number of    Percent of
Name and Age                        Experience and Other Directorships             Since            Shares        Class
______________                      ----------------------------------           ----------      ------------  -----------


FRANK E. BAUCHIERO - 63          President, Walbro Corporation; former               1993             9,366          *
      (2)                        President, Industrial, Dana North America;
                                 former President, Warner Electric Division
                                 of Dana Corporation; Director, Walbro
                                 Corporation, Rockford Products
                                 Corporation, M & I Bank of Beloit, and
                                 Madison-Kipp Corporation.

STEPHEN N. GRAFF - 63            Retired Milwaukee Office Managing                   1996             3,400          *
     (2)                         Partner, Arthur Andersen LLP and
                                 Andersen Worldwide S.C.; Director, Super
                                 Steel Products Inc., Northwestern Mutual
                                 Series Fund, Inc., Mason Street Funds, Inc.,
                                 Northwestern Mutual Life Insurance Co.,
                                 Super Steel Schenectady, Inc.

Class A Directors
Term Expires in 2000:

WILLIAM W. KEEFER - 72          Former Chairman, Warner Electric Division            1985             48,528         *
     (1)                        of Dana Corporation.

JAMES L. PACKARD - 55           Chairman, President and Chief Executive              1980             495,680       2.4
 (3) (4) (5) (6)                Officer of the Company, employed with the
                                Company since 1979.  President and
                                Director since 1980.  Chief Executive
                                Officer since 1984.  Chairman since 1986.
                                Director, The First National Bank & Trust
                                Company of Beloit.

HENRY W. KNUEPPEL - 49          Executive Vice President,  employed                  1987             241,790       1.2
  (4) (5) (6)                   with the Company since 1979. Director
                                and Executive Vice President since
                                1987.  President, Marathon Electric
                                Manufacturing Corporation since 1997.

Total Directors As A Group                                                                            953,932       4.6

[FN]
* Represents less than 1% of the Common Stock

[FN]
 (1) The amounts shown for Messrs. Coleman, Eldred, and Keefer include 6,454 shares each for which they have vested but unexercised nonqualified stock options. The amount shown for Mr. Eldred includes 200 shares held in an Individual Retirement Account (the "IRA") and 500 shares in a Keogh Plan.

 (2) The amounts shown for Messrs. McKay, Bauchiero, Kasten and Graff include 9,704 shares, 7,366 shares, 4,288 shares and 1,200 shares, respectively, for which they have vested but unexercised options.

 (3) The amounts shown for Messrs. Eldred and Packard include 6,206 shares and 1,416 shares, respectively, held by their spouses as to which they disclaim beneficial ownership.

 (4) The amounts shown for Messrs. Packard and Knueppel include 158,000 shares and 101,000 shares, respectively, for which they have vested but unexercised options, but which could be exercised within 60 days pursuant to outstanding option grants.

 (5) The amounts shown for Messrs. Packard and Knueppel include 316,136 shares, and 120,930 shares, respectively, as to which they share voting and investment power with a spouse.

 (6) The amounts shown for Messrs. Packard and Knueppel include 20,128 shares and 16,320 shares, respectively, as to shares held in trust under the Company's Employee Profit Sharing Plan and Trust, the Company's Personal Savings Plan
(401K) and an IRA.

                          1997 Committees Of The Board

 The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

 Audit Committee.  The current Audit Committee members are Directors
J. Reed Coleman, Chairman, William W. Keefer and Frank E. Bauchiero.
James L. Packard is an ex-officio member. The committee is appointed by and receives its authority and assignments from and reports to the Board of Directors. Its responsibilities include, but are not limited to, recommendations of the appointment of the public accountants, review of the scope and results of the public accountants' audit activities and the fees proposed and charged therefore, and review of the Company's accounting controls and policies, financial reporting practices and the internal audit control procedures and related reports of the Company. The committee held three meetings in 1997.

 Compensation Committee. The current Compensation Committee consists of Directors John A. McKay, Chairman, John M. Eldred, and Stephen N. Graff. The committee is appointed by and reports to the Board of Directors. Among its duties are to recommend to the Board of Directors the annual compensation of the directors and principal corporate officers (the "Officers" or the "Named Executive Officers") and executives and to review, formulate, recommend and administer short and long range compensation programs for Officers and Key Employees. The committee held three meetings during 1997.

 Nominating Committee. Directors who serve on the Nominating Committee are John M. Eldred, Chairman, G. Frederick Kasten, Jr., and William W. Keefer. This committee is responsible for recommending to the Board candidates to fill interim and expiring Board and Officer vacancies. Nominees are selected on the basis of outstanding professional and business achievements, character and their ability to make useful contributions in the best interests of the Company. The committee will consider nominees suggested by shareholders. It is suggested that any such nominees be brought to the attention of the Secretary. No meetings were held during 1997.

                        Other Information About The Board

 The Board of Directors has the responsibility to elect the Officers, establish corporate policies and to oversee the overall performance of the Company. Members of the Board are kept informed by written reports and financial data sent to them each month, as well as by oral and written operating, planning and financial reports given to them by Company Officers and others at Board and committee meetings.

 Directors' Compensation. Each Outside Director of the Company (currently Messrs. Coleman, Bauchiero, Eldred, Keefer, McKay, Graff and Kasten) receives an annual fee of $15,000 plus $1,000 and expenses for each Board meeting attended in person or $750 if attended telephonically. The Audit, Compensation and Nominating Committee Chairmen each receive an additional $1,250 annual fee. There are four regularly scheduled Board of Directors
meetings per year.  In 1997, two special Board Meetings were held.   Outside
Directors serving on committees of the Board of Directors receive an additional $1,000 if attended in person or $750 if attended telephonically, plus expenses for each committee meeting attended. In addition, the Company provides Directors with travel and accident insurance benefits.

 During fiscal 1997, no incumbent Board Member attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a Director and (ii) the total number of meetings of all committees of the Board on which he served during the period that he served.

  Outside Directors Non-Qualified Stock Option Grant. On January 23, 1992, the Board of Directors granted to each non-employee member of the Board of Directors a non-qualified stock option grant of 20,000 shares of Common Stock, at an option price of $7.50 per share, which price was equal to the closing price of a share of Regal-Beloit Corporation's Common Stock on the date of grant, as adjusted to reflect the August 1994 two-for-one stock split. The options granted would terminate five (5) years from the date of grant or one year following the Director's death, but in any event prior to the expiration date of the option. The grant was exercisable as to one-quarter of the shares granted on the date of grant and one-quarter on each anniversary date thereafter. The limitation on exercisability was to be removed immediately upon death, ceasing to be a member of the Board or a change in control. All outstanding stock option grants were exercised in 1996 and 1997.

 Regal-Beloit Corporation's 1991 Flexible Stock Incentive Plan. Effective April 24, 1996, under the Regal-Beloit Corporation 1991 Flexible Stock Incentive Plan, as amended, (the "1991 Plan"), each individual Outside Director was, and will be annually, granted stock options, stock appreciation rights or any combination thereof in the amount of 800 shares of Common Stock at the fair market value as of the date corresponding to the Annual Shareholders' Meeting, except that the first grant to an initially elected Outside Director shall be 2,400 shares granted on the date corresponding to the Annual Shareholders' Meeting at which the Outside Director is initially elected.

 The right to exercise any grant given to Directors shall vest immediately upon grant. Unexercised Grants to Outside Directors shall terminate the earlier of ten (10) years after the date of grant or one (1) year after the date of the death of the Outside Director. Any Outside Director who is terminated for cause and has not effectively exercised his options prior to termination shall have such unexercised options lapse immediately upon termination as an Outside Director. "Cause" is defined as a serious or willful act of misconduct detrimental to the business or reputation of Regal-Beloit Corporation or its subsidiaries.

 Grants to an Outside Director are controlled by the terms and conditions of the 1991 Plan and the rules, regulations, agreements, guidelines, instruments and interpretations issued by the Compensation Committee, except where inconsistent with the limitations set forth in Section 4 of the 1991 Plan.

 Certain Relationships and Related Transactions. Director John M. Eldred is the President, and he and Directors Packard and McKay are Directors of The First National Bank & Trust Company of Beloit (the "Bank"), Beloit, Wisconsin. During 1997, Regal-Beloit Corporation had business transactions with the Bank. All transactions were in the ordinary course of business and it is anticipated that like transactions will continue. As of December 31, 1997, the Company had an outstanding letter of credit with the Bank in the aggregate amount of $125,000. Director G. Frederick Kasten, Jr. is the Chairman and Chief Executive Officer of Robert W. Baird & Co., Inc. ("Baird"). During 1997, Regal-Beloit Corporation had business transactions with Baird. All transactions were in the ordinary course of business and it is anticipated that like transactions will continue.

                             SECURITY OWNERSHIP
                                     OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of December 31, 1997, as to each person (including any "Group" as that term is used in Section 13d-3 of the Securities Exchange Act) known to the Company to be the beneficial owner of more than 5% of the Common Stock, shares beneficially owned by each Named Executive Officer, and Directors and Named Executive Officers as a group. Except as indicated in the footnotes, all persons listed have sole voting and investment power.


Name and Address of                Amount and Nature of                   Percent
Beneficial Owner                   Beneficial Ownership                   Of Class
----------------------------------------------------------------------------------
FMR Corporation                        1,561,600                            7.5%
(Fidelity Investments)
82 Devonshire Street
Boston, MA  02109-3614

The Prudential Insurance Company       1,512,120                            7.3%
of America
751 Broad Street
Newark, NJ  07102-3777

Kenneth F. Kaplan (2) (3)                  1,438                             *
Henry W. Knueppel (1) (2) (3)            241,790                            1.2%
James L. Packard (1) (2) (3) (4)         495,680                            2.4%

Total Directors & Officers as a Group    955,370                            4.6%


[FN]
* Represents less than 1% of the Common Stock


 (1) The amounts shown for Messrs. Packard and Knueppel include 158,000 shares and 101,000 shares, respectively, for which they have vested but unexercised options, but which could be exercised within 60 days pursuant to outstanding option grants.

 (2) The amounts shown for Messrs. Packard and Knueppel includes 316,136 shares, and 120,930 shares, respectively, as to which they share voting and investment power with a spouse.

 (3) The amounts shown for Messrs. Packard, Knueppel and Kaplan include 20,128 shares, 16,320 shares and 338 shares, respectively, as to shares held in trust under the Company's Employee Profit Sharing Plan and Trust, the Company's Personal Savings Plan (401K) and an IRA.

 (4) The amount shown for Mr. Packard includes 1,416 shares held by his spouse as to which he disclaims beneficial ownership.

                                   COMPENSATION

                Report of Compensation Committee on Annual Compensation

 The Compensation Committee of the Board of Directors (the "Committee") as described above is composed entirely of independent Non-Employee Directors.
The Committee is responsible for setting and administering the policies which govern both annual compensation and stock option programs. The following is an overview of those compensation policies.

 Overall Policy for Named Executive Officers' Compensation. The Compensation Committee of the Board of Directors maintains executive salary and benefits at a level that will permit the Company to attract and retain the highest quality individual in its key executive positions, taking into consideration the prevailing competitive job market, the current and projected size of the Company, its ability to pay and the relationship of the resulting executive compensation to other non-executive compensation in the Company.

 Named Executive Officers' compensation overall for 1997 consisted of a cash salary and a performance bonus. No Named Executive Officer received a Stock Option Grant.

 Named Executive Officers' Incentive Plan. The Company's Named Executive Officers' Incentive Plan (the "Bonus"), an annual performance bonus program, is used as an incentive to reward positive results to the Named Executive Officers. The Bonus is based exclusively on "Return On Average Shareholders' Equity" (the "ROE"). Payment is on a sliding scale dependent upon the Company's average ROE. Bonuses are earned only after ROE equals or exceeds 10%. The Bonus is maximized upon reaching ROE of 20%. Benefits are further factored depending upon a job responsibility factor. In addition, discretionary bonuses may also be granted by the Board of Directors.

 General Measures Used to Determine Compensation for the Chief Executive Officer. The cash salary compensation, bonus and stock option programs are determined by annually comparing the Chief Executive Officer's position to those of similar chief executive officers for companies of comparable size and type as reported in one or more representative management compensation studies, taking into consideration geographic location, inflation and the responsibilities commensurate with the position.

 Criteria Used in Determining Compensation of the Named Executive Officers, other than the Chief Executive Officer. The criteria for determining the cash salary, annual performance bonus and stock options for the other Named Executive Officers is basically the same as outlined above for the Chief Executive Officer except that the annual performance bonus payouts are factored down depending on position responsibility. Option grants may also vary and contain fewer restrictions.

 Stock Option Philosophy. Stock options for Named Executive Officers, including the Chief Executive Officer, have been historically granted on a periodic basis to accomplish a diverse set of goals, namely, to advance the Company's growth and success by attracting well-qualified Executives upon whose judgment the Company is dependent for the successful conduct of its operations and to provide such Executives with incentives to put forth maximum effort for the long-term success of the Company's business. The size and term are based on competitive practice and position levels to ensure retention and alignment of these Named Executive Officers' long-range interests with those of the shareholders and the opportunity for those Named Executive Officers to build a meaningful stake in the Company.

 The above overview of the Company's compensation policies has been presented by the following named Directors comprising the Compensation Committee for the fiscal year ending December 31, 1997.

                           John A. McKay, Chairman
                           John M. Eldred
                           Stephen N. Graff

          Compensation Committee Interlocks and Insider Participation

 The Compensation Committee consisted of John A. McKay, Chairman,
John M. Eldred and Stephen N. Graff. Mr. Packard, the Company's Chief Executive Officer, Mr. Eldred, and Mr. McKay, who are Directors of the
Company, serve on the Board of Directors of the Bank, and participate in decisions by the Bank's compensation committee regarding compensation of its executives. During the past fiscal year, the Company had business transactions with the Bank. All transactions were in the ordinary course of business and it is anticipated that like transactions will continue. As of December 31, 1997, the Company had one outstanding letter of credit with the Bank in the amount of $125,000.

                Comparison of Five Year Cumulative Total Return

 The following graph compares the hypothetical total shareholder return (including reinvestment of dividends) on an investment in (1) the Company's Common Stock (2) AMEX Market Value Index and (3) the Standard & Poor's Manufacturing Diversified Industrials Index ("S&P") for the period
January 1, 1993 through December 31, 1997. In each case, the graph assumes the investment of $100.00 on December 31, 1992. Regal-Beloit Corporation and the
S & P data were supplied by S & P Compustat Services, Inc. AMEX data was supplied by the American Stock Exchange Equity Research and Development Department.

                   Five Year Cumulative Performance Graph

                                             1993      1994      1995      1996      1997
                                             ----      ----      ----      ----      ----

Regal-Beloit Corporation                      126       133       218       202       309

AMEX Market Value Index                       120       109       137       146       177

S&P Manufacturing Diversified Industrials     121       126       177       244       290

                          SUMMARY COMPENSATION TABLE

                                                            Annual Compensation (1)             Long-Term Compensation
                                                            -----------------------             ----------------------
                                                                                                       Awards
                                                                                                    -------------
                                                                       $        Other        $        Stock   Long-Term      $
                                                           $         Bonus     Annual    Restricted  Options  Incentive   All Other
     Name                Principal Position     Year     Salary       (2)     Comp. (3)   Stock       (4)     Payouts    Comp. (5)
---------------          ------------------     ----     ------      ------   --------- -----------  -------  ---------  -----------
James L. Packard          Chairman, President,     1997     375,000     295,000     (3)        -0-        -0-       -0-        7,591
                             Chief Executive       1996     350,000     252,000     (3)        -0-        -0-       -0-        7,850
                                Officer            1995     324,000     233,280     (3)        -0-        -0-       -0-        7,261

Henry W. Knueppel           Executive Vice         1997     230,000     141,120     (3)        -0-        -0-       -0-       24,157
                               President           1996     215,000     123,840     (3)        -0-        -0-       -0-        9,416
                                  (6)              1995     200,000     115,200     (3)        -0-        -0-       -0-        9,719

Kenneth F. Kaplan (1)       Vice President,        1997     150,000      82,000     (3)        -0-        -0-       -0-       16,440
                         Chief Financial Officer,  1996      49,629      25,000     (3)        -0-      20,000      -0-          420
                                Secretary

[FN]
(1) The table reflects compensation to Mr. Kaplan from September 16, 1996, when he joined the Company. Effective October 25, 1996, Mr. Kaplan was elected as Vice President, Chief Financial Officer replacing Mr. Robert C. Burress as Chief Financial Officer. On April 24, 1997 Mr. Kaplan was elected to the additional office of Secretary, a position previously held by Mr. Burress, who retired effective April 30, 1997. From 1985 through 1996, Mr. Kaplan was employed with Gehl Company, a public corporation, serving in the position of Vice President of Finance and Treasurer.

(2)  Includes amounts earned in fiscal year, whether or not deferred or payable.

(3) The Company also provides its Named Executive Officers certain additional non-cash benefits that are not described in this Proxy Statement. Such compensation is below the Securities and Exchange Commission's required disclosure thresholds.

(4)  No Named Executive Officer was granted a stock option in fiscal year 1997.

(5) Includes vested and non-vested contributions to the Company's Employee Profit Sharing Plan and Trust, premiums for term life insurance, and allowances for moving expenses.

(6) In 1997, in addition to his position as Executive Vice President, Mr. Knueppel was appointed to the office of President of Marathon Electric Manufacturing Corporation.

   Ownership Of Company Stock And Stock Equivalents By Named Executive Officers

 To encourage growth in shareholder value, the Company believes that the Named Executive Officers who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its on-going success through stock ownership. This focuses attention on managing the Company as an owner with an equity position in the business.

                             Stock Option Plans

  In order to provide long-term incentives to Directors, Officers and Key Employees of the Company, stock option plans have been adopted by the Board of Directors and previously approved by the Shareholders.

  Prior to its expiration in 1992, the Company's 1982 Incentive Stock Plan (the "1982 Plan") provided stock options for Officers and Key Employees.
The Compensation Committee of the Board of Directors administered the 1982 Plan. The Committee recommended the eligible persons to whom options could be granted, the number and price of shares to be optioned, and limitations which included the date such options became exercisable. As of December 31, 1997, 3,600 shares of Common Stock subject to outstanding options previously granted remain exercisable by Key Employees.

  The Company also maintains a 1987 Stock Option Plan (the "1987 Plan") which provided for the grant of stock options to Officers and Key Employees on terms substantially similar to the 1982 Plan (except for certain federal income tax treatment). The 1987 Plan expired in 1997. As of December 31, 1997, 214,350 shares of Common Stock subject to outstanding options previously granted remain exercisable.

  The Regal-Beloit Corporation 1991 Flexible Stock Incentive Plan, as amended, (the "1991 Plan") provides long-term incentives to eligible Directors,
Officers and Key Employees of the Company.  The 1991 Plan is administered by the Board of Directors or a committee of Outside Directors. The committee selects the eligible participants, determines the size, the time and terms of grants to be given, except grants to Outside Directors are limited by the
1991 Plan. Grants may be made in the form of Deferred Stock, Restricted Stock, Stock Options, Performance Shares, Stock Appreciation Rights, or a combination thereof. The committee determines the amount, the form of and combination to be received by the participant.  The maximum number of shares of
Common Stock available for distribution under the 1991 Plan is  1,000,000 shares
(adjusted for the August 1994 two-for-one stock split).   As of December 31,
1997, 689,732 shares of Common Stock subject to outstanding options previously granted remain exercisable.


                        Option Grants in Fiscal 1997

 Pursuant to the stock option plans stated above, options to purchase Common Stock of the Company are granted to the Named Executive Officers, Directors and Key Employees of the Company and its subsidiaries. Stock options totaling 238,250 shares were granted to Key Employees and 5,600 shares were granted to Non-Employee Directors in fiscal year 1997.

    Aggregated Option Shares Exercised in 1997 Fiscal Year and Year-End Values

 The following table contains information concerning stock options exercised during fiscal year 1997 and fiscal year-end value of unexercised options with respect to the Named Executive Officers.


                                                       Total Number of                Total Value of
                      Number Of                     Unexercised Options Held     Unexercised, In-The-Money
                       Shares                          At Fiscal Year-End      Options Held at Fiscal Year-End
                     Acquired On      Value            ------------------      --------------------------------
     Name              Exercise      Realized     Exercisable   Unexercisable  Exercisable (1)  Unexercisable (1)
-------------------------------------------------------------------------------------------------------------------
James L. Packard        16,136       $203,404       158,000        80,000        $3,552,255        $1,789,960

Henry W.Knueppel         9,750        125,250       101,000        48,000         2,268,672         1,073,976

Kenneth F. Kaplan        -----         -----         -----         20,000           -----             241,250

[FN]
 (1) Total value of exercisable and unexercisable options is based on the difference between the fair market value ($29 9/16 as of December 31, 1997) of the Company's stock and the exercise price of the options on the date of Grant or at fiscal year-end.
[FN]

                         SUMMARY OF BENEFIT PLANS

  The Company has certain plans which provide, or may provide, compensation and benefits to Named Executive Officers of the Company, which are described herein. These plans are principally the Company's Profit Sharing Plan, Target Supplemental Retirement Plan and Supplemental Disability Insurance.

                            Profit Sharing Plan

  The Company makes an annual discretionary contribution to its tax-qualified Profit Sharing Plan which covers certain hourly and salaried employees, including the Named Executive Officers. Eligible employees become participants in the Profit Sharing Plan on the first January 1 or July 1 after completing twelve (12) months of service and being credited with at least 1,000 hours of service. The Company's contribution to the Profit Sharing Plan is allocated to participants in accordance with a formula pursuant to the Internal Revenue Code of 1986, as amended (the "Code") based upon participant compensation and years of service with the Company. Under the Code, the amount of compensation that may be taken into account with respect to any highly compensated Participant, including all Named Executive Officers, is limited to $160,000 for taxable years beginning after 1996 and to $150,000 for 1995. In addition, the Code further limits annual contributions to highly compensated Participants according to a formula based upon contributions made by the Company to non-highly compensated eligible Participants for the taxable year.

   A participant must be employed on the last day of the year and be credited with 1,000 hours of service during the year to be eligible for an allocation. Company contributions vest at 20% per year beginning after the completion of three years of service. Participants have the option to direct the investment of their accounts in 10% increments. Options include a fixed income fund, a bond fund, a balanced fund, two equity funds and a Regal-Beloit Corporation stock fund. Distributions from the plan are made generally upon termination of service for any reason in the form of a single sum payment in cash or in Regal-Beloit Corporation stock, provided a participant's vested interest includes a minimum of 100 shares.

  The amount allocated is included in the cash compensation of each employee. Amounts allocated to the Company's Named Executive Officers for 1997 are included in the Summary Compensation Table.

                     Target Supplemental Retirement Plan

  The Target Supplemental Retirement Plan ("TSRP") limits participants to Officers and selected Key Employees who are designated by the Compensation Committee.

  All individuals named in the Summary Compensation Table participate in the TSRP. Under the TSRP, participants are entitled, upon normal or approved early retirement, to receive a target supplemental retirement benefit, which, together with social security and a hypothetical profit sharing plan balance annuitized over fifteen (15) years, equals the lesser of two percent (2%) of the final five (5) years average salary times years of service with the Company, up to a maximum of 30 years or 60% income replacement. Consequently, unless reduced as described below, the estimated annual target supplemental retirement benefits to TSRP participants will approximate those shown in the column of the following table which sets forth estimated benefits for participants with various years of credited service.

  These benefits will be reduced by the Social Security payment and the amortized hypothetical profit sharing balance.


 Average Annual
Earnings For The
Final Five Years                  Years of Credited Service
 Of Service                       -------------------------
                        10         15         20         25          30
                     --------    -------    -------    -------     -------
  $100,000            $20,000    $30,000    $40,000    $50,000     $60,000

   200,000             40,000     60,000     80,000    100,000     120,000

   300,000             60,000     90,000    120,000    150,000     180,000

   400,000             80,000    120,000    160,000    200,000     240,000

   500,000            100,000    150,000    200,000    250,000     300,000

  The TSRP participant needs a minimum of 15 years of continuous service and have reached the age of 62 to qualify for early retirement benefits. The Compensation Committee may grant a participant additional years of service to qualify for benefits.

  The TSRP is designed to provide a participant a retirement benefit that is comparable in replacement income percentage provided to lower paid employees. The TSRP does this by supplementing retirement income which is lost to higher paid employees due to social security caps and limits on income considered for the Company's Qualified Retirement Plans.

                           Supplemental Disability

  The Company also provided supplemental disability insurance for Named Executive Officers and salaried employees during 1997. The Plan provides compensation to a disabled Named Executive Officer at the rate of 100% of his normal salary for the first 12 months of total disability and 60% thereafter. Other salaried employees receive 100% of their normal salary for the first 6 months of total disability and 60% thereafter. None of the Company's Named Executive Officers received disability benefits during 1997.

         Employment Contracts and Executive Termination Benefits Agreement

  The Company has no employment contracts with any Named Executive Officers of the Company. However, the Company has termination benefits agreements
(the "Agreements") with the three Named Executive Officers of the Company.
The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement within three years following a change in control of the Company, if the individual's employment with the Company is terminated not for cause or if the individual terminates his or her employment with "good reason". If the individual's employment is terminated for cause, or as a consequence of death or disability, the Agreement is not triggered. The employment period is three years commencing with the change in control. The Agreement provides that upon such termination, the termination payment shall be a severance payment equal to the sum of the individual's annual salary then in effect plus the amount of the individual's highest annual bonus award during the previous three years, multiplied by the number of years (or fractional portion of a year) remaining in the employment period, but not less than one year's annual salary and bonus award. The individual may elect to receive such payment in a lump sum or monthly installments. In addition, the individual, at no cost, shall continue to participate in the Company's medical and dental benefit plan for the remainder of the employment period. The termination payments and benefits described above may be reduced if necessary to comply with Internal Revenue Code limits concerning "golden parachutes".

                                 SECTION 16(a)
                             BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by the Company or written representation from certain reporting persons, the Company believes that its Officers, Directors, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements.

                         PROPOSAL 2:  SELECTION OF AUDITORS

 The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1998 and is submitting the selection of auditors for approval by the shareholders at the forthcoming Annual Meeting. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

 In addition to services performed in connection with their audit function (which services included examination of the annual financial statements, assistance and consultation in connection with filing the 10-K annual report with the Securities and Exchange Commission and auditing the Company's Profit Sharing Plan and Personal Savings Plan), Arthur Andersen LLP provided other non-audit services during the year ended December 31, 1997. The Audit Committee concluded that the performance of such services does not impair the independence of Arthur Andersen LLP as Regal-Beloit Corporation's auditors.

 In the event the shareholders do not ratify the appointment of Arthur Andersen LLP or if for any reason that firm shall cease to act as auditors for Regal-Beloit Corporation, the Board of Directors will appoint other independent public accountants as auditors.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.


            PROPOSAL 3:  APPROVAL OF 1998 STOCK OPTION PLAN

 The complete text of the 1998 Stock Option Plan (the "1998 Plan") is set forth in Exhibit A. The following summarizes the material features of the 1998 Plan.

 On January 23, 1998, the Board of Directors adopted the 1998 Plan. Subject to shareholder approval, the 1998 Plan will become effective on April 21, 1998. The purpose of the 1998 Plan is to both attract and retain Directors, Officers, key executives and other management employees by granting stock options for the Company's Common Stock, thereby providing long-term incentives tied to the success of the Company.

 The aggregate number of shares of Common Stock subject to the 1998 Plan is 1,000,000 shares, $0.01 par value. The 1998 Plan will terminate on April 20, 2008. The Board of Directors may terminate or amend the 1998 Plan in whole or in part at any time. However, the Board may not, without approval of a majority of the shareholders, increase the maximum number of shares reserved under the 1998 Plan, extend the maximum 10-year period during which stock option Grants (the "Grant") may be granted under the 1998 Plan or reduce the price per share at which Incentive Stock Options may be granted below 100% of the fair market value of the Common Stock on the date of Grant.

 Eligible Participants. Persons eligible to participate in the 1998 Plan shall be all Directors, Officers, key executives and other management employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the Company (the "Participants").

 Administration. The 1998 Plan will be administered by the Board of Directors or a Committee consisting of two or more Non-Employee Outside Directors
(the "Non-Employee Directors") (hereinafter collectively called the "Committee"). Among the powers vested in the Committee is the exclusive authority to select eligible Participants, to determine the type, size and terms of Grants to be made to each Participant selected, to determine the time when Grants will be granted and to establish objectives and conditions, if any, relating to such Grants. The Committee shall have full power and authority to administer and interpret the 1998 Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the 1998 Plan.

 Non-Employee Director Grants. The Committee will not have the discretion to determine Grants with respect to Non-Employee Directors. The 1998 Plan shall supersede the 1991 Flexible Stock Incentive Plan, as amended, as to Non-Employee Director Grants only, effective April 21, 1998. Under the
1998 Plan, each individual Non-Employee Director will be annually granted stock options, stock appreciation rights or any combination thereof at 100% of the fair market value at the closing sale price as of the date corresponding to the Annual Shareholders' Meeting. For the years 1998 and 1999, each individual Non-Employee Director shall be granted 800 shares. For the years 2000 and 2001, each individual Grant will be increased to 900 shares. For the years 2002 through 2008, each individual Grant will be increased to 1,000 shares.
However, the first Grant to each Non-Employee Director who is initially elected as a Non-Employee Director or is initially appointed subsequent to the date of the Annual Shareholders' Meeting of the Company and prior to the date of the next succeeding Annual Shareholders' Meeting shall be three times the number of shares granted to each individual Non-Employee Director during such applicable year. Such initial Grant shall be at 100% of the fair market value at the closing sale price on the date that he or she becomes a director of the Company.

 Grants to Non-Employee Directors shall vest immediately upon grant.
Unexercised Grants to Non-Employee Directors shall terminate the earlier of ten (10) years after the date of grant or ninety (90) days after the Non-Employee Director ceases to be a member of the Company's Board of Directors, unless terminated for Cause.

 Vesting. The Committee, in its sole discretion, shall determine any vesting requirements applicable to each Grant.

 Grants. Grants under the 1998 Plan refer to shares of the Company's Common Stock. Grants include Incentive Stock Options ("ISO"), Nonqualified Stock Options ("NSO"), Restricted Stock, Deferred Stock, Stock Appreciation Rights or any combination thereof. The option price per share under ISO Grants shall be 100% of the fair market value of the stock at the closing sale price on the date the option is granted. If there is no sale on the date of grant, the fair market value of the stock shall be the closing sale price of the stock on the preceding business day. Except as otherwise provided by the Committee, Grants under the 1998 Plan or any rights or interest shall not be assigned or transferred except by will or the laws of descent and distribution during the lifetime of the Participant.

 Termination of Employment. In the event a Participant terminates his or her employment with the Company, whether voluntarily or otherwise but not by reason of death, disability or retirement, each prior unexpired or uncanceled Grant to the extent exercisable as of the date of termination, shall terminate thirty
(30) days after the Participant's date of termination or as determined by the Committee.

 If a Participant's employment or service as a Non-Employee Director is terminated for Cause, each unexpired or uncanceled Grant, to the extent not previously exercised by him or her, shall terminate immediately. The term "Cause" is defined as: (i) the commission by a Participant of any act or omission that would constitute a felony under federal, state or equivalent foreign law, or (ii) fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of any fiduciary duty to the Company.

Federal Income Tax Consequences. The following brief discussion is a summary of the Company's understanding of the Federal Income Tax consequences based upon the applicable provisions of the Code in effect on the date hereof. The summary is not exhaustive and does not explain foreign, state or local tax consequences.

 Incentive Stock Options. In general, neither a Participant nor the Company will realize federal income tax consequences at the time an ISO is granted or exercised. However, to the extent that the amount by which the fair market value of the shares acquired upon the exercise of any ISO exceeds the option price as of the date of exercise, Participants may be subject to the alternative minimum tax. If a Participant holds shares for a minimum of two years from the date of the grant of the option and a minimum of one year from the date of exercise, then (a) any gain upon the subsequent disposition of the shares will be taxed to the Participant as a long-term capital gain, and any loss sustained will be a long-term loss, and (b) no deduction will be allowed to the Company for federal income tax purposes.

 If a Participant disposes of shares acquired upon the exercise of an ISO before the expiration of the holding periods described above, then generally (a) the Participant will be taxed as if compensation income had been received in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the exercise date (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and
(b) the Company will generally be entitled to a corresponding deduction in that year.

 Nonqualified Stock Options. Generally, neither a Participant nor the Company will recognize taxable income at the time an NSO is granted. At the time of exercise of the NSO, taxable income will be realized. The Company will generally be entitled to a deduction. The amount of income and the Company's deduction will be equal to the difference between the NSO exercise price and the fair market value of the shares on the date of exercise. The income realized will be taxed at ordinary income tax rates for federal income tax purposes.

 Upon a subsequent disposition of the shares acquired upon exercise of the NSO, short or long-term capital gain or loss, as determined by the holding period of the shares, will be realized in an amount of the difference between the proceeds of sale and the fair market value of the shares on the date of exercise.

 Using stock to exercise options. A Participant may use previously owned shares of Common Stock of the Company to pay all or part of the exercise price of an ISO or NSO. By using previously owned stock, a Participant defers the recognized gain on the surrendered shares for tax purposes. Such a Grant exercise is treated as a "tax-free exchange" with respect to the number of shares received on the Grant exercised which equals the number of shares surrendered. The Participant's basis in these shares is the same as the basis in the shares surrendered. The capital gain holding period on these shares continues from the date when the surrendered shares were acquired. Additional shares received on the exercise will trigger ordinary income taxation equal to the fair market value of the additional shares over the consideration paid by the Participant in connection with the exercise of an NSO Grant. The Participant's basis in the additional shares is equal to their fair market value on the date the shares were received. The capital gain holding period on such shares commences on that date. By using previously owned stock to pay the exercise price of an ISO, a Participant defers tax recognition of gain on the surrendered shares. However, if a Participant surrenders previously owned stock to pay for all or part of the exercise price of an ISO which has not been held for the statutory holding period, the surrendered stock will be treated as a disqualifying disposition of the prior ISO with the tax consequences described above and complex tax rules apply, especially regarding a Participant's basis in the shares received on the exercise.

 Compliance with applicable laws. The Committee will comply with all applicable laws, rules and regulations including the Internal Revenue Code of 1986, as amended (the "Code") and the Securities Exchange Act of 1934, as amended
(the "Exchange Act") or any successor provisions or other regulatory requirements. To the extent required, the 1998 Plan is designed to comply with
Section 162(m) of the Code to qualify future performance based compensation and to qualify under Section 16 of the Exchange Act.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 1998 STOCK OPTION PLAN.

                             SHAREHOLDER PROPOSALS

 Shareholder proposals must be received by the Company no later than November 13, 1998, in order to be considered for inclusion in next year's Annual Meeting proxy statement.

 The proponent of a proposal must be a record or beneficial owner of at least one percent (1%) or $1,000 in market value of securities entitled to be voted at the meeting and have held such securities for at least none year and shall continue to own such securities through the date on which the meeting is held.





                     By Order of the Board of Directors

                     Kenneth F. Kaplan
                     ------------------
                     Kenneth F. Kaplan
                     Vice President, Chief Financial Officer, Secretary

Beloit, Wisconsin
March 13, 1998